Exhibit 10.3

ALLIANCE IMAGING, INC.

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of April 16, 2007 (the “Effective Date”), between Paul S. Viviano (“Executive”) and Alliance Imaging, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on May 9, 2005, the Company and the Executive entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) and a related Letter Agreement (the “Letter Agreement”); and

WHEREAS, the parties wish to amend certain provisions of such agreements regarding the benefits to be provided upon the termination of the Executive’s employment with the Company pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree as follows effective as of the Effective Date.  Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Employment Agreement or the Letter Agreement, as the case may be.

1.             Noncompetition.  The second sentence of paragraph 1 of the Letter Agreement shall be amended to read in its entirety as follows:

“In consideration of the Company granting you options under the Option Plan, executing and delivering the Option Agreements and making the payments described in Paragraph 5 below, you agree that no Competition Event (as defined below) shall occur prior to the date you cease to receive payments under Paragraph 5.”

2.             Salary Continuation Period.  Paragraphs 5 and 6 of the Letter Agreement shall be amended and replaced in their entirety as follows:

“5.           In partial consideration of your covenants contained herein, the Company shall, following the Date of Termination, pay you severance pay equal to three (3) years of your annual base salary as of the Date of Termination (such time period shall be referred to herein as the “Salary Continuation Period”), payable on a bi-weekly basis.  Following the Date of Termination, the Company shall also pay you an amount equal to 100% of your current annual target incentive bonus as of the Date of Termination (“Bonus”) for each year (or portion thereof) of the Salary Continuation Period.  The Bonus payment shall be payable by the Company on a bi-weekly basis during the Salary Continuation Period.  Notwithstanding the foregoing, effective two (2) years after the Effective Date of this Amendment, the Salary Continuation Period shall be reduced to two (2) years, and the amount of severance and benefits payable pursuant to this Amendment and the Employment Agreement shall be adjusted accordingly.  In addition, the

Company shall not be obligated to make any payments under this paragraph to you if (x) you fail to cure a breach of this Agreement within fifteen days after receipt of notice of such breach from the Company, (y) your employment with the Company is terminated by reason of your death or disability or for Cause or by reason of your resignation other than for Good Reason, or (z) you fail to sign (and not revoke) a release of any and all claims that you have or may have against the Company and its past and then current officers, directors and employees relating to or arising out of your employment (or termination of employment) with the Company (under this Agreement or otherwise), in a form prescribed by the Company.”

3.             Term.  Paragraph 1(b) of the Employment Agreement shall be amended in its entirety to read as follows:

“The term of the Executive’s employment under this Agreement shall end on the third anniversary of the Effective Date of this Amendment, subject to the extension of such term as hereinafter provided and subject to earlier termination as provided in Paragraph 8.  The expiration of the term of this Agreement shall be extended automatically by an additional three months as of the last day of each quarterly period following the end of the term described in the preceding sentence unless either party desires to modify or terminate this Agreement and notifies the other party of its desire to modify or terminate this Agreement at least 30 days prior to any such quarterly renewal date.  The period of employment as provided in this Paragraph 1(b) is sometimes referred to herein as the “Term”.”

4.             Other Severance Benefits.  Paragraphs 9(b)(ii) and (iii) of the Employment Agreement shall be amended in their entirety and replaced with the following:

“(ii)         During the Salary Continuation Period, the Corporation shall continue to provide benefits to the Executive and/or the Executive’s dependents at least equal to those which would have been provided to them in accordance with the plans, programs and arrangements referred to in Paragraph 6(d) and (e) of this Agreement; and

(iii)          The Corporation shall reimburse Executive’s actual costs up to $35,000 for outplacement services and administrative support related to Executive’s search for new employment, the scope and provider of which shall be mutually agreed upon by the Executive and the Corporation.”

5.             Excess Parachute Payments.  Paragraph 10 of the Employment Agreement shall be amended in its entirety to read as follows:

“Excess Parachute Payments.

(a)           Excise Tax.  Generally, it is the intention of the Corporation and Executive that Executive receive the full benefits available in the event of a termination “Without Cause” or a resignation by Executive for “Good Reason”.  In the event that

(i)            all or any portion of any payment or benefit provided by the Corporation in connection with the Executive’s termination of employment with the Corporation (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Corporation, within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such tax (such tax, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and

(ii)           the aggregate present value of Executive’s “parachute payments” as defined in Section 280G(b)(2) of the Code and as determined in accordance with the requirements of Section 280G of the Code and the regulations promulgated thereunder (“280G Parachute Value”) exceeds 110% of Executive’s “280G Parachute Limit” (such limit is equal to three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code)), then Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”) as described in paragraph 10(b).

However, if Executive’s 280G Parachute Value is equal to or greater than the 280G Parachute Limit, but does not exceed 110% of the 280G Parachute Limit, then the Payments shall be reduced such that the 280G Parachute Value that Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code.

(b)           Gross-Up Payment.  In the event that Executive’s 280G Parachute Value exceeds 110% of the 280G Parachute Limit, the Corporation shall provide Executive with a Gross-Up Payment in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes and including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(c)           Determination.  The amount of the Excise Tax, whether a Gross-Up Payment is required to be paid by the Corporation to the Executive pursuant to paragraph 10(b) or a reduction of Payments is required pursuant to paragraph 10(a), and the amount of such Gross-Up Payment or Payment reduction, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Corporation and reasonably acceptable to the Executive.  For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Corporation shall bear all fees and expenses that the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph.  The Corporation and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make its determination under this paragraph.  The Corporation shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Corporation and the Executive within thirty (30) days after the date on which the release described in Section 1 of this Amendment becomes effective.  Any Gross-Up Payment under this paragraph shall be paid to Executive as soon as may be practicable after such final determination is made, with the intent that such Gross-Up Payments shall be made proportionately and contemporaneously with the Payment(s) which are subject to the Excise Tax.”

6.             Section 409A.  Notwithstanding any provision to the contrary in this Amendment, the Employment Agreement or the Letter Agreement, no termination benefits to which Executive becomes entitled under this Amendment, the Employment Agreement or the Letter Agreement shall be provided to Executive prior to the earlier of (a) the expiration of the 6-month period measured from the date of his “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Section 409A of the Code or (ii) the date of his death, if the Executive is deemed at the time of his separation from service to be a “key employee” for purposes of Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(b)(i).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 5 of this Amendment shall be paid in a lump sum to the Executive, and any remaining payments due under this Amendment, the Employment Agreement or the Letter Agreement shall be paid as otherwise provided herein or therein.

7.             Continuation of Other Terms.  Except as set forth herein, all other terms and conditions of the Employment Agreement and the Letter Agreement shall remain in full force and effect.

8.             Complete Agreement.  This Amendment, the Employment Agreement and the Letter Agreement together constitute the entire agreement between Executive and the Company with respect to the subject matter described herein and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter.  However, if there are any ancillary benefits set forth in the form of Executive Severance Agreement attached as Exhibit 10.2 to the Form 8-K filed by the Company on March 22, 2007 which are more beneficial to Executive in any respect than what is provided for in this Amendment, the Employment Agreement and/or the Letter Agreement, such ancillary benefits shall be made available to Executive.  This Amendment is entered into without reliance on any promise or representation other than those expressly contained herein.

9.             Applicable Law.  This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

ALLIANCE IMAGING, INC.

By:	/s/ Eli H. Glovinsky
Name:	Eli H. Glovinsky
Title:	Executive Vice President,
General Counsel and Corporate Secretary

EXECUTIVE

By:	/s/ Paul S. Viviano
Name:	Paul S. Viviano
Chairman of the Board and Chief
Executive Officer